Exhibit 99.2
PROG Nation,

We have made significant strides strengthening our business while successfully managing our portfolio during turbulent economic times, and these achievements are primarily due to the collective contributions from all of you.
However, we are not immune to the continued macroeconomic headwinds currently being faced by our customers and retail partners. In response, we have conducted a thorough analysis of our business and taken a number of steps to reduce costs and enhance operational efficiency.
To ensure we have the best organizational structure in place for the challenges ahead, I, with input from our executive team, have made the difficult decision to reduce our team size across the company while transitioning to a global workforce strategy in key areas. We believe that this will align our resources to achieve our strategic growth initiatives more efficiently.
Today’s actions are not being taken lightly, so I want to provide some context around them.
If your position has been included in this workforce reduction, the People Team will send an invitation before 9 AM (MT) scheduling a Zoom conversation by the end of today with one of your leaders and a People Team representative. Details about each employee’s individual arrangements will be discussed in these meetings.
The last day of employment for many of those impacted will be Friday, January 26. However, a number of employees, primarily from our Technology department, will be provided with a working notice and their last day of employment will extend beyond this week.
Conversations with impacted employees have been designed to offer information and resources specific to individual circumstances, and the following separation package will be offered to all impacted employees:
•A one-time, non-capped severance package that includes a minimum of four weeks of base salary plus additional pay for each full year of service.
•Payment for all accrued and unused PTO.
•Continued Employee Assistance Program access, including counselling and support for employees and families for three months following the last day worked.
•A lump-sum subsidy for the employer-paid portion of COBRA for employees on PROG’s medical, dental, or vision plans.
•Outplacement services and career support from Lee Hecht Harrison, an industry-leading talent solutions provider, alongside dedicated support from our Talent Acquisition Team.
The People Team will be offering informational support webinars for both individuals who are leaving PROG and employees who are staying with PROG after notifications are made, and we encourage you to take advantage of these resources. Additionally, and out of an abundance of caution, I want to remind all employees of our Information Protection Policy during this difficult time so that no one unintentionally violates their obligations.
For those of you leaving PROG, thank you for your hard work and contributions. I am truly grateful for the time we've spent working together and wish you success in your future endeavors. We are a stronger company because of your contributions to serving our customers, and I remain incredibly proud of what we have achieved together.

Exhibit 99.2
For the team that will remain at PROG, I know this decision will bring a period of change, and I thank you in advance for your continued support as we navigate the transition. Please know we did everything possible to extend the utmost respect and compassion to those employees impacted, and that we believe the actions we have taken will offer the balance we need to continue our progress towards our goals.
Moving Ahead
As part of this plan, we are transitioning a portion of our team, primarily in Technology, to a global workforce strategy. We expect this will help improve our technological speed to market, enhance our access to new capabilities and skills, strengthen business continuity, and increase our agility, scalability, and capacity for resources to be deployed across the organization. I invite you all to collectively contribute to the bright future that lies ahead by continuing to “innovate and simplify,” a value that remains core to PROG’s approach.
As we move forward, our focus remains on the adaptability and grit that has defined PROG from the beginning. Your dedication, talent, and hard work have always been the driving force behind our success, and I look forward to continuing to offer millions of consumers access to the tools and support they need for financial empowerment.
The opportunity in front of us is greater than ever, but so is our need to act with urgency to seize it. I’m committed to doing everything in my power to best position us for the future and unlock our full potential. With your continued support, I have no doubt that we will get it done.

Sincerely,
Steve